Exhibit 4.1

Share Certificate

Number	Shares

Aptorum Group Limited

(the “Company”)

Incorporated under the laws of the Cayman Islands

The capital of the Company is US$100,000,000.00 divided into 60,000,000 Class A Ordinary Shares with a nominal or par value of

USD 1.00 each and 40,000,000 Class B Ordinary Shares with a nominal or par value of USD1.00 each

This is to certify that                      is the registered

holder of                         fully paid US$1.00 [Class x] shares in the Company subject to the Memorandum and Articles of Association thereof.

Dated: _____________________

Director	________________________________
Secretary	________________________________ for Campbells Secretaries Limited